Filed Pursuant to Rule 424(b)(5)
Registration No. 333-194324

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 14, 2014

Prospectus Supplement

(To Prospectus Dated March 5, 2014)

$

$             % Notes due 2019

$             % Notes due 2024

Interest payable                      and                      of each year, beginning                     , 2015.

The 2019 notes will mature on                     , 2019. The 2024 notes will mature on                    , 2024. We may redeem the notes in whole or in part at any time at the redemption price described in this prospectus supplement. If a change of control triggering event as described herein occurs with respect to the 2019 notes or the 2024 notes, unless we have exercised our option to redeem such notes, we will be required to offer to repurchase such notes at the price described in this prospectus supplement. The notes will be senior obligations of our company and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks that are described or referenced in the “Risk Factors” section on page S-6 of this prospectus supplement.

	Public Offering Price		Underwriting Discount		Proceeds, Before Expenses, to Us

Per 2019 note		%		%		%

Total for 2019 notes	$		$		$

Per 2024 note		%		%		%

Total for 2024 notes	$		$		$

Total	$		$		$

The public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from                     , 2014.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company and its participants including Clearstream and the Euroclear system, against payment in New York, New York on or about                     , 2014.

Joint Book-Running Managers

Barclays	J.P. Morgan	RBC Capital Markets

November     , 2014

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus contain information about Newell Rubbermaid Inc. and about the notes. They also refer to information contained in other documents filed by us with the Securities and Exchange Commission and incorporated into this prospectus supplement by reference. References to this prospectus supplement or the accompanying prospectus also include the information contained in such other documents. To the extent that information appearing in a later filed document is inconsistent with prior information, the later statement will control. If this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

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INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to documents filed with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any portions of such filings that are furnished rather than filed under applicable Securities and Exchange Commission rules) until our offering is completed:

1. Our Annual Report on Form 10-K for the year ended December 31, 2013.

2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

3. Our Current Reports on Form 8-K dated May 13, 2014, August 11, 2014, September 23, 2014, October 29, 2014 (only with respect to Item 2.05) and November 11, 2014.

You may request a copy of these filings at no cost by writing to or telephoning us at the following address:

Newell Rubbermaid Inc.

Three Glenlake Parkway

Atlanta, Georgia 30328

Telephone: 1-770-418-7000

Attention: Office of Investor Relations

FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein that are not historical in nature and constitute forward-looking statements in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to, but are not limited to, information or assumptions about the effects of sales (including pricing), income/(loss), earnings per share, operating income, operating margin or gross margin improvements or declines, return on equity, return on invested capital, Project Renewal, capital and other expenditures, working capital, cash flow, dividends, capital structure, debt to capitalization ratios, debt ratings, availability of financing, interest rates, restructuring, restructuring-related and organizational change implementation costs, impairment and other charges, potential losses on divestitures, impacts of changes in accounting standards, pending legal proceedings and claims (including environmental matters), future economic performance, costs and cost savings, inflation or deflation with respect to raw materials and sourced products, productivity and streamlining, synergies, changes in foreign exchange rates, product recalls, expected benefits and financial results from recently completed acquisitions and planned divestitures, the results of the tender offer for our 4.70% Notes due 2020 and management’s

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plans, goals and objectives for future operations, performance and growth or the assumptions relating to any of the forward-looking statements. These statements generally are accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the continuation or escalation of the global economic slowdown or regional sovereign debt issues; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers’ strong bargaining power; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands; product liability, product recalls or regulatory actions (including any fines or penalties resulting from governmental investigations into the circumstances related thereto); our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; a failure of one of our key information technology systems or related controls; the potential inability to attract, retain and motivate key employees; future events that could adversely affect the value of our assets and require impairment charges; our ability to improve productivity and streamline operations; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values, declining interest rates or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations, including exchange controls and pricing restrictions; our ability to realize the expected benefits and financial results from our recently acquired businesses and planned divestitures; changes in the interest rate environment and the debt capital markets generally; and those matters listed in our most recent Annual Report on Form 10-K, including Item 1A of such report, and in Exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

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SUMMARY

The following summary may not contain all of the information that is important to you. You should read the following summary together with more detailed information regarding us and the notes being sold in this offering and our financial statements and notes thereto which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus. Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to “Newell,” “we,” “us” and “our” are to Newell Rubbermaid Inc. and its subsidiaries.

We are a global marketer of consumer and commercial products that help people get more out of life every day, where they live, learn, work and play. Our products are marketed under a strong portfolio of leading brands, including Sharpie®, Paper Mate®, Parker®, Waterman®, Dymo®, Rubbermaid®, Contigo®, Levolor®, Goody®, Calphalon®, Irwin®, Lenox®, Rubbermaid Commercial Products®, Graco® and Aprica®.

Strategic Initiatives.    We are committed to building consumer-meaningful brands through understanding the needs of consumers and using those insights to create innovative, highly differentiated product solutions that offer superior performance and value. We intend to continue to leverage our portfolio of leading brands to create a margin structure that allows for brand investment.

We are executing our Growth Game Plan, which is the strategy we are implementing to simplify the organization and free up resources to invest in growth initiatives and strengthened capabilities in support of our brands. The changes being implemented in the execution of the Growth Game Plan are considered key enablers to building a bigger, faster-growing, more global and more profitable company.

Business Segments.    Our five segments and the key brands included in each of the five business segments are as follows:

Segment	Key Brands	Description of Primary Products
Writing	Sharpie®, Paper Mate®, Expo®, Parker®, Waterman®, Dymo® Office	Writing instruments, including markers and highlighters, pens and pencils; art products; fine writing instruments; office technology solutions, including labeling

Home Solutions	Rubbermaid®, Contigo®, Calphalon®, Levolor®, Goody®	Indoor/outdoor organization, food storage and home storage products; durable beverage containers; gourmet cookware, bakeware and cutlery; drapery hardware and window treatments; hair care accessories

Tools	Irwin®, Lenox®, hilmorTM, Dymo® Industrial	Hand tools and power tool accessories; industrial bandsaw blades; tools for pipes and HVAC systems; label makers for industrial use

Commercial Products	Rubbermaid Commercial Products®, Rubbermaid® Healthcare	Cleaning and refuse products, hygiene systems, material handling solutions; medical and computer carts and wall-mounted workstations

Baby & Parenting	Graco®, Aprica®, Teutonia®	Infant and juvenile products such as car seats, strollers, highchairs and playards

We are a Delaware corporation. Our principal executive offices are located at Three Glenlake Parkway, Atlanta, Georgia 30328, and our telephone number is 770-418-7000.

Tender Offer for 4.70% Notes Due 2020

On November 14, 2014, we announced our intent to commence, on or about the date hereof, a tender offer (the “2020 Note Tender Offer”) to purchase up to $100,000,000 of our outstanding 4.70% Notes Due 2020 (the “2020 Notes”) for cash. As of the date of this prospectus supplement, there are outstanding $550,000,000 aggregate principal amount of 2020 Notes. We intend to use a portion of the proceeds from our sale of the notes to pay for 2020 Notes purchased under the 2020 Note Tender Offer. The 2020 Note Tender Offer is scheduled to settle on an early settlement date of December 8, 2014 with a final settlement date of December 19, 2014, unless the early tender date related to the early settlement date and/or the final expiration date for the 2020 Note Tender Offer are extended or the 2020 Note Tender Offer is terminated.

We do not yet know how many, if any, 2020 Notes will be validly tendered by the holders and accepted by us in the 2020 Note Tender Offer. Accordingly, the actual amount of cash proceeds we use for the 2020 Note Tender Offer may not be known until the 2020 Note Tender Offer expires, which is not scheduled to occur until December 18, 2014. Consummation of the 2020 Note Tender Offer will be subject to a number of conditions, including the issuance of the notes and the absence of certain adverse legal and market developments. We cannot provide any assurance as to whether we will complete the 2020 Note Tender Offer or as to the results thereof.

The 2020 Note Tender Offer will only be made pursuant to an offer to purchase and related letter of transmittal, which will collectively contain the complete terms and conditions relating to the 2020 Note Tender Offer. The information set forth herein is for informational purposes only and is not soliciting any offer to participate in the 2020 Note Tender Offer.

The Notes

The following is a brief summary of the notes and the offering. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement.

Issuer	Newell Rubbermaid Inc., a Delaware corporation.

Securities Offered	$ million aggregate initial principal amount of % Notes due 2019 (the “2019 Notes”).

$ million aggregate initial principal amount of % Notes due 2024 (the “2024 notes,” and together with the 2019 notes, the “notes”).

Maturity Date	The 2019 notes will mature on , 2019.

The 2024 notes will mature on , 2024.

Interest Rate	The interest rate on the 2019 notes will be % per year.

The interest rate on the 2024 notes will be % per year.

Interest Payment Dates	Interest on the notes will be payable semi-annually in arrears on and of each year, commencing , 2015 to holders of record on the and (whether or not a business day) immediately preceding the relevant interest payment date.

Optional Redemption	We may redeem all or part of the 2019 notes at any time prior to , 2019 (the date that is one month prior to the maturity date), and all or part of the 2024 notes at any time prior to , 2024 (the date that is three months prior to the maturity date), at our option at a redemption price equal to the greater of:

•	the principal amount of the notes being redeemed; or

•	the Make-Whole Amount (as defined herein) for the notes being redeemed,

plus, in each case, accrued interest to the redemption date.

On or after , 2019 (the date that is one month prior to the maturity date) in the case of the 2019 notes or on or after , 2024 (the date that is three months prior to the maturity date) in the case of the 2024 notes, we may redeem all or part of the 2019 notes and/or the 2024 notes at any time at our option at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued interest to the redemption date.

Change of Control Offer	If a change of control triggering event occurs with respect to a series of notes, each holder of the notes of such series may require us to purchase all or a portion of such holder’s notes at a price equal to 101% of the principal amount, plus accrued interest, if any, to the date of purchase. See “Description of the Notes—Change of Control Offer.”

Ranking	The notes will rank equally in right of payment with all of our unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries, and our ability to pay principal and interest on the notes could be affected by the ability of our subsidiaries to declare and distribute dividends or otherwise transfer assets to us.

The indenture under which the notes are being offered does not limit the amount of debt that we or any of our subsidiaries may incur.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes (1) to redeem our $250,000,000 2.00% Notes due 2015 and the remaining $20,700,000 of our 10.60% Notes due 2019, (2) to purchase our 2020 Notes under the 2020 Note Tender Offer, (3) to reduce borrowings under our commercial paper program, (4) to reduce amounts outstanding under our receivables financing facility and (5) for general corporate purposes, which may include additions to working capital and possible acquisitions.

Sinking Fund	None.

Form and Denominations	The notes of each series will be issued in book-entry form in denominations of $2,000 and integral multiples of $1,000 in excess thereof and represented by one or more global notes deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company.

Trustee	U.S. Bank National Association.

Certain Covenants	The indenture contains certain restrictive covenants that, among other things, will limit our ability to:

•	consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person; and

•

with certain exceptions, create, incur, assume or suffer to exist any lien of any kind upon any of our property or assets, or to permit any of our subsidiaries to do so upon any of their respective assets, unless all of the notes are equally and ratably secured.

These covenants are subject to important exceptions and qualifications, which are described under the caption “Description of Debt Securities” in the accompanying prospectus.

Events of Default	The events of default under the indenture for any series of notes include, but are not limited to, the following:

•	our failure to pay interest on such series of notes for 30 days after the date payment is due;

•	our failure to pay principal of such series of notes when due;

•

our failure to perform, or a breach of, any of our covenants or agreements in the indenture for 60 days after receipt of due notice from the trustee or the holders of at least 25% of the notes of such series that performance or cure of breach was required;

•	certain events of bankruptcy, insolvency or reorganization; and

•

an event of default under any indebtedness of Newell or any of its principal subsidiaries which results in a principal amount of that indebtedness in excess of $75,000,000 being due and payable which remains outstanding longer than 30 days after receipt of due notice from the trustee or the holders of at least 25% of the notes of such series.

Additional Notes	We may, without the consent of the holders, issue additional 2019 notes or 2024 notes in the future and thereby increase the principal amount of such notes outstanding. Such additional notes will have the same terms and conditions and the same CUSIP number as the notes of such series so that the additional notes will be consolidated and form a single series with the notes of such series.

Risk Factors	Your decision to participate in the offering is a decision to invest in the notes, which involves substantial risk. See “Risk Factors” beginning on the following page for a discussion of factors you should carefully consider before deciding to participate in this offering.

Governing Law	The notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

In considering whether to purchase the notes offered by this prospectus supplement and the accompanying prospectus, you should carefully consider the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the factors listed in “Forward-Looking Statements” as well as the “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2013 and in Exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which are incorporated by reference herein. The risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of the notes. In addition, the risks described below could result in a decrease in the value of the notes and your investment therein.

We are a holding company and the notes will be structurally subordinated to the liabilities of our subsidiaries.

Because Newell is a holding company and conducts its business principally through its subsidiaries, the notes will be structurally subordinated to the liabilities of its subsidiaries. For example, substantially all of Newell’s consolidated accounts payable represent obligations of Newell’s subsidiaries. The rights of Newell, and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of any of its subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that Newell’s claims as a creditor of that subsidiary may be recognized.

We may not have sufficient funds to purchase the notes upon a change of control triggering event, and this covenant provides limited protection to investors.

Holders of the notes may require us to purchase their notes upon a “change of control triggering event” as defined under “Description of the Notes—Change of Control Offer.” We cannot assure you that we will have sufficient financial resources, or will be able to arrange sufficient financing, to pay the purchase price of the notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, our other then-existing debt. Holders of our 2.05% Notes due 2017, 6.25% Notes due 2018, 4.70% Notes due 2020 and 4.00% Notes due 2022 may require us to repurchase such notes on the same change of control triggering event. Likewise, certain fundamental changes are events of default under our revolving credit agreement, which would permit our lenders to accelerate such indebtedness, to the extent amounts are outstanding under such arrangements. In addition, certain changes of control are termination events under our receivables financing facility, which would permit the declaration of a termination date and result in the proceeds from all receivables under the facility paying off the facility.

The change of control offer covenant is limited to the transactions specified in “Description of the Notes—Change of Control Offer.” We have no present intention to engage in a transaction involving a change of control triggering event, although it is possible that we could decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control triggering event under the notes, but that could increase the amount of indebtedness outstanding at that time or otherwise materially adversely affect our capital structure or credit ratings.

An active trading market for the notes may not develop.

Each series of notes is a new issue of securities with no established trading market and will not be listed on any securities exchange. If an active trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. Future trading prices for the notes may be adversely affected by many factors, including changes in our financial performance, changes in the overall market for similar securities and performance or prospects for companies in our industry.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the notes offered hereby (after deducting the underwriting discount and our estimated expenses of the offering) to be $         million.

We intend to use the proceeds from the offering (1) to redeem our $250,000,000 2.00% Notes due 2015 and the remaining $20,700,000 of our 10.60% Notes due 2019, (2) to purchase our 2020 Notes under the 2020 Note Tender Offer, (3) to reduce borrowings under our commercial paper program, (4) to reduce amounts outstanding under our receivables financing facility and (5) for general corporate purposes, which may include additions to working capital and possible acquisitions. For the nine months ended September 30, 2014, the weighted average yield, including expenses, on borrowings under our commercial paper program was 0.7% per year and the weighted average yield, including expenses, on amounts outstanding on our receivables financing facility was 1.3% per year.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated is as follows:

(dollars in millions)	Years Ended December 31,					Nine Months Ended September 30,

	2009	2010	2011	2012	2013	2014

Earnings Available for Fixed Charges:
Income before income taxes	$378.9	$257.6	$208.5	$554.3	$542.2	$402.4
Equity in earnings of affiliates	(0.6)	(0.4)	1.5	(0.6)	0.2	—

Total earnings	378.3	257.2	210.0	553.7	542.4	402.4

Fixed charges:
Interest expense (1)	146.3	121.9	88.4	80.4	62.3	45.9
Portion of rent determined to be interest (2)	39.7	40.4	40.7	41.8	38.2	27.4

	$564.3	$419.5	$339.1	$675.9	$642.9	$475.7

Fixed Charges:
Interest expensed and capitalized	$147.5	$122.7	$90.1	$81.3	$62.4	$46.0
Portion of rent determined to be interest (2)	39.7	40.4	40.7	41.8	38.2	27.4

	$187.2	$163.1	$130.8	$123.1	$100.6	$73.4

Ratio of Earnings to Fixed Charges (Actual)	3.01	2.57	2.59	5.49	6.39	6.48
Ratio of Earnings to Fixed Charges (Pro Forma) (3)

(1)	Excludes interest capitalized during the year.

(2)	A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.

(3)	The pro forma ratio gives effect to the issuance of the notes offered hereby and the use of proceeds as described in the “Use of Proceeds” section of this prospectus supplement (assuming that the full $100 million maximum tender amount will be purchased in the 2020 Note Tender Offer) as if they occurred on January 1, 2013 and January 1, 2014 (the beginning of our fiscal 2013 and 2014), respectively.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term debt and capitalization as of September 30, 2014, on

•  an actual basis;

•  an as adjusted basis to give effect to (i) the issuance and sale of $         aggregate principal amount of 2019 notes and $             aggregate principal amount of 2024 notes in this offering and (ii) the application of the net proceeds of this offering as set forth under “Use of Proceeds” in this prospectus supplement, including to (a) redeem our $250,000,000 2.00% Notes due 2015 and the remaining $20,700,000 of our 10.60% Notes due 2019, (b) purchase our 2020 Notes under the 2020 Note Tender Offer, (c) reduce borrowings under our commercial paper program and (d) reduce amounts outstanding under our receivables financing facility.

You should read this table in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2014
	Actual	As adjusted

Cash and cash equivalents	$132.6	$

Current debt:

Short-term debt	$517.0	$

2.00% Notes due 2015	250.0		—

Current portion of other long-term debt	1.1

Total current debt	$768.1	$

Long-term debt:

4.70% Notes due 2020	526.8

10.60% Notes due 2019	20.7		—

2019 notes offered hereby	—

2024 notes offered hereby	—

Other long-term debt	871.2

Total long-term debt	$1,418.7	$

Total stockholders’ equity	$2,029.0	$

Total capitalization	$3,447.7	$

DESCRIPTION OF THE NOTES

We will issue the notes under an indenture, dated                     , between us and U.S. Bank National Association, as trustee (as used in this prospectus supplement, the “trustee”). The indenture is subject to, and governed by, the Trust Indenture Act of 1939. In this prospectus supplement, we refer to the     % Notes due 2019 as the “2019 notes” and the     % Notes due 2024 as the “2024 notes”. We also refer to the 2019 notes and the 2024 notes collectively as the “notes.” The term “debt securities,” as used in this prospectus supplement, refers to all debt securities issued and issuable from time to time under the indenture and includes the notes. The debt securities and the trustee are more fully described in the accompanying prospectus under the caption “Description of Debt Securities.” The following summary of certain provisions of the notes and of the indenture is not complete and is qualified in its entirety by reference to the indenture, a form of which is incorporated as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. This summary supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the debt securities under the caption “Description of Debt Securities” in the accompanying prospectus. Terms used but not defined in this prospectus supplement or in the accompanying prospectus have the meanings given to them in the indenture.

Ranking

The notes:

•  will be general unsecured obligations of Newell;

•  will be pari passu in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding; and

•  will be senior in right of payment to any future subordinated indebtedness of Newell.

All debt securities, including the notes, issued and to be issued under the indenture will be our unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. Because Newell is a holding company and conducts its business principally through its subsidiaries, these notes will be structurally subordinated to the liabilities of its subsidiaries. For example, substantially all of Newell’s consolidated accounts payable represent obligations of Newell’s subsidiaries. The rights of Newell, and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of any of its subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that Newell’s claims as a creditor of that subsidiary may be recognized.

The indenture does not limit the aggregate principal amount of debt securities that we may issue. We may issue debt securities from time to time as a single series or in two or more separate series up to the aggregate principal amount that we authorize from time to time for each series. We may, from time to time, without the consent of the holders of the notes, issue additional 2019 notes, 2024 notes or other debt securities under the indenture in addition to the aggregate principal amount of the 2019 notes and the 2024 notes offered by this prospectus supplement.

Principal, Maturity and Interest

We are initially offering $         principal amount of 2019 notes and $         principal amount of 2024 notes. We may, without the consent of the holders, increase the principal amount of either series of the notes outstanding in the future by issuing additional notes of such series with the same terms and conditions and with the same CUSIP number as the notes of such series so that the additional notes will be consolidated and form a single series with the notes of such series.

The 2019 notes will mature on        , 2019 and will bear interest at a rate of         % per year. The 2024 notes will mature on                     , 2024 and will bear interest at a rate of     % per year. Interest on the notes will accrue from                     , 2014 or from the most recent interest payment date to which interest has been paid or duly provided for. We:

•  will pay interest on the notes semi-annually in arrears on              and              of

each year during which an installment of interest is due and payable,

commencing             , 2015;

•  will pay interest to the person in whose name a note is registered at the close of

business on the              or             , as applicable (whether or not a business day)

(each a “Regular Record Date”), preceding the interest payment date; and

•  will compute interest on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date or maturity or redemption date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date. “Business day,” with respect to any place of payment or any other particular location referred to in the indenture or the notes, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that place of payment or particular location are authorized or obligated by law or executive order to close.

We will issue the notes only in fully registered book-entry form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes may be transferred or exchanged only through a participating member of The Depository Trust Company, or any successor depository (which we refer to as DTC). See “Book-Entry, Delivery and Form.”

We will make payments of principal of, and premium, if any, and interest on, notes through the trustee to DTC or its nominee. See “Book-Entry, Delivery and Form.”

The notes will not have the benefit of any sinking fund.

The notes are subject to defeasance and discharge as described under the caption “Description of Debt Securities—Defeasance” in the accompanying prospectus.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will not be required to pay a service charge for any transfer or exchange but will be required to pay certain taxes and governmental charges that are due on certain transfers. We will not be required to transfer or exchange any note selected for redemption. We also will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

All or any portion of the 2019 notes may be redeemed at our option at any time prior to                , 2019 (the date that is one month prior to the maturity date), and all or any portion of the 2024 notes may be redeemed at our option at any time prior to                 , 2024 (the date that is three months prior to the maturity date) (each such date the applicable “par call date”), at a redemption price for the notes to be redeemed equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed that would be due if the notes matured on the applicable par call date (not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus basis points, in the case of the 2019 notes, and basis points, in the case of the 2024 notes (a “Make-Whole Amount”), as determined by the Quotation Agent (as defined below), plus, in each case, accrued and unpaid interest on the notes being redeemed to the redemption date.

On or after                 , 2019 (the date that is one month prior to the maturity date) in the case of the 2019 notes or on or after                 , 2024 (the date that is three months prior to the maturity date) in the case of the 2024 notes, all or any portion of the 2019 notes and/or the 2024 notes may be redeemed at any time at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant regular record date according to the notes and the indenture.

We will cause the trustee on our behalf to mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. The notes will be redeemed in increments of $1,000 and, if we redeem any notes only in part, such that the principal amount that remains outstanding of each note that we redeem only in part equals $2,000 or an integral multiple of $1,000 in excess thereof.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if we obtain fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is obtained, such Quotation.

“Quotation Agent” means a Reference Treasury Dealer selected by us.

“Reference Treasury Dealer(s)” means one or more primary U.S. Government securities dealer(s) in New York City selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes, or any portion of the notes, called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC or, if the notes to be redeemed are not represented by a global security, by a method the trustee deems to be fair and appropriate.

Change of Control Offer

If a change of control triggering event occurs with respect to the 2019 notes or the 2024 notes, unless we have exercised our option to redeem such notes as described above by mailing notice of such redemption to the registered holders of the notes being redeemed, we will be required to make an offer (a “change of control offer”) to each holder of the series of notes with respect to which such change of control triggering event has occurred to repurchase all of such holder’s notes or any part of such holder’s notes such that the principal amount that remains outstanding of each note not repurchased in full equals $2,000 or an integral multiple of $1,000 in excess thereof on the terms set forth in such notes. In a change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “change of control payment”).

Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the 2019 notes and/or the 2024 notes, as the case may be, describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “change of control payment date”). The notice will, if mailed prior to the date of consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date.

Upon the change of control payment date, we will, to the extent lawful:

•  accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the change of control offer;

•  deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•  deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than our company or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person, immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our Board of Directors are not continuing directors; or (5) the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of control triggering event” with respect to a series of notes means the occurrence of both a change of control and a rating event with respect to such series of notes.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., and its successors.

“Investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and a rating equal to or higher than BBB- (or the equivalent) by S&P, and a rating equal to or higher than the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating agencies” means (1) each of Fitch, Moody’s and S&P and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes of a series or fails to make a rating of such notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating event” means, with respect to either series of notes, that on any day during the period (the “trigger period”) commencing 60 days prior to the first public announcement by us of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which trigger period will be extended following consummation of a change of control for so long as any of the rating agencies has publicly announced that it is considering a possible ratings change), the notes of such series cease to have an investment grade rating from at least two of the three rating agencies. Unless at least two of the three rating agencies are providing a rating for the notes of such series at the commencement of any trigger period, the notes of such series will be deemed to have ceased to have an investment grade rating from at least two of the three rating agencies during that trigger period.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

Book-Entry, Delivery and Form

DTC.    The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued as fully registered securities registered in the name Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered security certificate will be issued for such series of notes, in the aggregate principal amount of such series, and will be deposited with DTC.

The following is based on information furnished by DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agents. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others—indirect participants—such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has a Standard & Poor’s rating of AA+. The DTC rules applicable to its participants are on file with the SEC.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for such notes on DTC’s records. The ownership interest of each actual purchaser of each security—the beneficial owner—is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases. Beneficial owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they entered into the transactions. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If applicable, redemption notices shall be sent to DTC. If less than all of the notes of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to notes unless authorized by a direct participant in accordance with DTC’s MMI procedures. Under its usual procedures, DTC mails an omnibus proxy to Newell as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, principal payments and any premium, interest or other payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from Newell or the paying agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, Newell or the paying agent, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, principal and any premium, interest or other payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Newell and the paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

A beneficial owner shall give notice to elect to have its notes purchased or tendered, through its participant, to the appropriate agent and will effect delivery of such notes by causing the direct participant to transfer the participant’s interest in the notes on DTC’s records to the appropriate agent. The requirement for physical delivery of the notes in connection with an optional tender or mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered notes to the DTC account of the appropriate agent.

We have provided the foregoing information with respect to DTC to the financial community for information purposes only. We do not intend the information to serve as a representation, warranty or contract modification of any kind. We have received the information in this section concerning DTC and DTC’s system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream.    Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters of this offering. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear.    Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance System S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes a policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operation is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading. Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, if the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as the United States.

The information in this section concerning DTC, its book-entry system, Clearstream and Euroclear and their respective systems has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Certificated Notes

We will issue certificated notes of a series to each person that DTC identifies as the beneficial owner of notes of such series represented by global notes upon surrender by DTC of such global notes only if:

•  DTC notifies us that it is no longer willing, able or eligible to act as a depositary for such global notes, and we have not appointed a successor depository within 60 days of that notice;

•  an event of default has occurred and is continuing; or

•  subject to DTC’s procedures, we decide not to have the notes of such series represented by global notes.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in DTC in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the notes to be issued.

UNDERWRITING

Barclays Capital Inc., J.P. Morgan Securities LLC and RBC Capital Markets, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of 2019 notes	Principal Amount of 2024 notes

Barclays Capital Inc.	$	$
J.P. Morgan Securities LLC
RBC Capital Markets, LLC

Total	$	$

The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are new issues of securities with no established trading market. Newell has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to certain conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and may offer the notes to dealers at the public offering prices less a concession not to exceed     % of the principal amount of the 2019 notes and     % of the principal amount of the 2024 notes. The underwriters may allow, and dealers may re-allow, a concession not to exceed     % of the principal amount of the 2019 notes and     % of the principal amount of the 2024 notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes):

Paid by Newell Rubbermaid Inc.

Per 2019 note	%
Per 2024 note	%

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment sales, syndicate covering transactions and stabilizing transactions. Over-allotment sales involve syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their affiliates have provided various investment and commercial banking services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.9 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for the issuer, for which they received or will receive customary fees and expenses. In particular, Royal Bank of Canada serves as a managing agent and a committed lender and has a related conduit lender under our receivables financing facility. A portion of the proceeds will be used to reduce amounts outstanding under such facility. As a result, RBC Capital Markets, LLC and its affiliates may be deemed to receive proceeds from the offering in an amount exceeding 5% of the net proceeds therefrom, which represents a “conflict of interest” under Financial Industry Regulatory Authority (“FINRA”) Rule 5121.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. In particular, the underwriters or their affiliates from time to time may hold outstanding commercial paper issued by us, which may be repaid with a portion of the net proceeds received by us from the sale of the notes. See “Use of Proceeds” in this prospectus supplement. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes which are the subject of the offering contemplated by the underwriting agreement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relative Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural persons or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of CIBC World Markets Corp. in any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require the Province or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this section, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measures in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each of the underwriters severally represents and agrees that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue and sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Province; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

No notes may be offered or sold in Hong Kong, by means of any document, other than: (a) to ‘‘professional investors’’ (as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the ‘‘SFO’’)) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a ‘‘prospectus’’ (as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been or will be issued other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to ‘‘professional investors’’ (as defined in the SFO) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the ‘‘Financial Instruments and Exchange Law’’) and each underwriter has represented and agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that (a) it has not circulated or distributed and will not circulate or distribute this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of either series of the notes, (b) has not offered or sold and will not offer or sell any notes, and (c) has not made and will not make any notes to be the subject of an invitation for subscription or purchase, whether directly or indirectly, in each of the cases of (a) to (c), to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the ‘‘SFA’’), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. This prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of either series of the notes may not be circulated or distributed, nor may any notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and financial statement schedule included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and financial statement schedule and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the notes will be passed on for us by Schiff Hardin LLP, Chicago, Illinois. Winston & Strawn LLP, Chicago, Illinois will act as counsel for the underwriters. Winston & Strawn LLP provides legal services to Newell and its subsidiaries from time to time.

PROSPECTUS

Newell Rubbermaid Inc.

Debt Securities

Preferred Stock

Common Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities registered under this process, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to make sales of offered securities unless accompanied by a prospectus supplement.

We have not authorized anyone to provide you with information that is different from, or additional to, the information provided in this prospectus or any later prospectus supplement. We are not making an offer to sell securities in any state or country where the offer is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 5, 2014.

NEWELL RUBBERMAID INC.

We are a global marketer of consumer and commercial products that help people get more out of life every day, where they live, learn, work and play. Our products are marketed under a strong portfolio of leading brands, including Sharpie®, Paper Mate®, Parker®, Waterman®, Dymo®, Rubbermaid®, Levolor®, Goody®, Calphalon®, Irwin®, Lenox®, Rubbermaid Commercial Products®, Graco® and Aprica®.

Strategic Initiatives.    We are committed to building consumer-meaningful brands through understanding the needs of consumers and using those insights to create innovative, highly differentiated product solutions that offer superior performance and value. We intend to continue to leverage our portfolio of leading brands to create a margin structure that allows for brand investment.

We are executing our Growth Game Plan, which is the strategy we are implementing to simplify the organization and free up resources to invest in growth initiatives and strengthened capabilities in support of our brands. The changes being implemented in the execution of the Growth Game Plan are considered key enablers to building a bigger, faster-growing, more global and more profitable company.

Business Segments.    Our five segments and the key brands included in each of the five business segments are as follows:

Segment	Key Brands	Description of Primary Products
Writing	Sharpie®, Paper Mate®, Expo®, Parker®, Waterman®, Dymo® Office, Endicia®	Writing instruments, including markers and highlighters, pens and pencils; art products; fine writing instruments; office technology solutions, including labeling and on-line postage solutions

Home Solutions	Rubbermaid®, Calphalon®, Levolor®, Goody®	Indoor/outdoor organization, food storage and home storage products; gourmet cookware, bakeware and cutlery; drapery hardware and window treatments; hair care accessories

Tools	Irwin®, Lenox®, hilmorTM, Dymo® Industrial	Hand tools and power tool accessories; industrial bandsaw blades; tools for pipes and HVAC systems; label makers and printers for industrial use

Commercial Products	Rubbermaid Commercial Products®, Rubbermaid® Healthcare	Cleaning and refuse products, hygiene systems, material handling solutions; medical and computer carts and wall-mounted workstations

Baby & Parenting	Graco®, Aprica®, Teutonia®	Infant and juvenile products such as car seats, strollers, highchairs and playards

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Newell,” “we,” “us” and “our” are to Newell Rubbermaid Inc. and its subsidiaries.

We are a Delaware corporation. Our principal executive offices are located at Three Glenlake Parkway, Atlanta, Georgia 30328, and our telephone number is 770-418-7000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Washington, D.C. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the Securities and Exchange Commission, including us.

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any portions of such filings that are furnished rather than filed under applicable Securities and Exchange Commission rules) until our offering is completed:

1.  Annual Report on Form 10-K for the year ended December 31, 2013.

2.  The description of our common stock contained in our registration statement on Form 8-B filed with the Securities and Exchange Commission on June 30, 1987.

You may request a copy of these filings at no cost by writing to or telephoning us at the following address:

Newell Rubbermaid Inc.

Three Glenlake Parkway

Atlanta, Georgia 30328

Telephone: 1-770-418-7000

Attention: Office of Investor Relations

We maintain an Internet site at http://www.newellrubbermaid.com which contains information concerning Newell and its subsidiaries. The information contained at our Internet site is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of the securities for general corporate purposes. These may include additions to working capital, repayment of existing debt and acquisitions. If we decide to use the net proceeds from the sale of securities in some other way, we will describe the use of the net proceeds in the prospectus supplement for that offering.

DESCRIPTION OF DEBT SECURITIES

General

The following description sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

The debt securities will be senior obligations of Newell and will rank equally with all of our other unsecured and unsubordinated debt. The debt securities will be issued under an indenture to be entered into between us and U.S. Bank National Association, as trustee.

The form of indenture is filed as an exhibit to the registration statement. For your convenience, we have included references to specific sections of the indenture in the descriptions below.

The following summaries of provisions of the debt securities and the indenture are not complete and are qualified in their entirety by express reference to all of the provisions of the indenture and the debt securities.

Because Newell is a holding company and conducts its business principally through its subsidiaries, these notes will be structurally subordinated to the liabilities of its subsidiaries. The rights of Newell, and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of any of its subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that Newell’s claims as a creditor of that subsidiary may be recognized. Neither the debt securities nor the indenture restrict Newell or any of its subsidiaries from incurring indebtedness.

The indenture does not limit the principal amount of debt securities that we may issue. The indenture provides that debt securities may be issued up to the principal amount that we may separately authorize from time to time. It also provides that the debt securities may be denominated in any currency or currency unit designated by us. Unless otherwise shown in the prospectus supplement related to that offering, neither the indenture nor the debt securities will contain any provisions to afford holders of any debt securities protection in the event of a takeover, recapitalization or similar restructuring of our business.

We will include specific terms relating to a particular series of debt securities in a prospectus supplement relating to the offering. The terms we will describe in the prospectus supplement will include some or all of the following:

•	the distinct title and type of the debt securities;

•	the total principal amount or initial offering price of the debt securities;

•	the date or dates when the principal of the debt securities will be payable;

•	the rate at which the debt securities will bear interest;

•	the date from which interest on the debt securities will accrue;

•	the dates when interest on the debt securities will be payable and the regular record date for these interest payment dates;

•	the place where

•	the principal, premium, if any, and interest on the debt securities will be paid,

•	registered debt securities may be surrendered for registration of transfer, and

•	debt securities may be surrendered for exchange;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	the terms and conditions upon which we will have the option to redeem the debt securities;

•	the denominations in which any registered debt securities will be issuable, if other than denominations of $1,000 or integral multiples, and the denominations in which any bearer debt securities will be issuable, if other than a denomination of $5,000;

•	the identity of each security registrar and paying agent, and the designation of the exchange rate agent, if any, if other than the trustee;

•	the portion of the principal amount of debt securities that will be payable upon acceleration of the maturity of the debt securities;

•	the currency used to pay principal, premium and interest on the debt securities, if other than U.S. Dollars, and whether you or we may elect to have principal, premium and interest paid in a currency other than the currency in which the debt securities are denominated;

•	any index, formula or other method used to determine the amount of principal, premium or interest on the debt securities;

•	whether provisions relating to defeasance and covenant defeasance will be applicable to the series of debt securities;

•	any changes to the events of default or to our covenants;

•	whether the debt securities are issuable as registered debt securities or bearer debt securities, whether there are any restrictions relating to the form in which they are issued and whether bearer and registered debt securities may be exchanged for each other;

•	to whom interest will be payable

•	if other than the registered holder (for registered debt securities),

•	if other than upon presentation and surrender of the related coupons (for bearer debt securities), or

•	if other than as specified in the indenture (for global debt securities);

•	if the debt securities are to be convertible or exchangeable for other securities, the terms of conversion or exchange; and

•	any other terms of the debt securities.

We may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. If we issue original issue discount securities, then special federal income tax rules that apply may be described in the prospectus supplement for those debt securities.

Registration and Transfer

We presently plan to issue each series of debt securities only as registered securities. However, we may issue a series of debt securities as bearer securities, or a combination of both registered securities and bearer securities. If we issue debt securities as bearer securities, they will have interest coupons attached unless we elect to issue them as zero coupon securities. (Sections 201 and 301). If we issue bearer securities, we may describe material U.S. federal income tax consequences and other material considerations, procedures and limitations in the prospectus supplement for that offering.

Holders of registered debt securities may present the debt securities for exchange for different authorized amounts of other debt securities of the same series and of similar principal amount at the corporate trust office of the trustee in New York, New York or at the office of any other transfer agent we may designate for the purpose and describe in the applicable prospectus supplement. The registered securities must be duly endorsed or accompanied by a written instrument of transfer. The agent will not impose a service charge on you for the transfer or exchange. We may, however, require that you pay any applicable tax or other governmental charge. We will describe any procedures for the exchange of bearer securities for other debt securities of the same series in the prospectus supplement for that offering. Generally, we will not allow you to exchange registered securities for bearer securities. (Sections 301, 305 and 1002)

In general, unless otherwise specified in the applicable prospectus supplement, we will issue registered securities without coupons and in denominations of $1,000, or integral multiples, and bearer securities in denominations of $5,000. We may issue both registered and bearer securities in global form. (Sections 301 and 302)

Conversion and Exchange

If any debt securities will be convertible into or exchangeable for our common stock or other securities, the applicable prospectus supplement will set forth the terms and conditions of the conversion or exchange, including:

•	the securities into which the debt securities are convertible;

•	the conversion price or exchange ratio;

•	the conversion or exchange period;

•	whether the conversion or exchange will be mandatory or at the option of the holder or Newell;

•	whether any portion of the conversion value will be paid in cash;

•	provisions for adjustment of the conversion price or exchange ratio; and

•	provisions that may affect the conversion or exchange if the debt securities are redeemed.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that we will identify in a prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be registered for transfer or exchange except:

•	as a whole by the depositary for the global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or a nominee of the depositary to a successor depositary or a nominee of the successor depositary; and

•	in any other circumstances described in the prospectus supplement applicable thereto.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement applicable thereto. Newell expects that the following provisions will apply to depositary arrangements.

Unless otherwise specified in the applicable prospectus supplement, debt securities that are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security or, in some cases, global securities registered in the name of the depositary or its nominee. Upon the issuance of the global security, and the deposit of the global security with or on behalf of the depositary for the global security, the depositary will credit on its book entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that have accounts with the depositary or its nominee (“participants”). The accounts to be credited will be designated by the underwriters or agents of the debt securities. If we directly offer and sell debt securities, the accounts to be credited will be designated by us. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for the global security. Ownership of beneficial interests in the global security by persons that hold through participants will be shown on, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and the laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or “holder” of the debt securities represented by the global security for all purposes under the indenture applicable thereto. Unless otherwise specified in the applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders of the debt securities for any purposes under the indenture applicable thereto. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which the person owns its interest to exercise any rights of a holder of debt securities under the indenture applicable thereto. Newell understands that under existing industry practices, if Newell requests any action of holders or an owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the indenture applicable thereto, then the depositary would authorize the participants to give this notice or take this action, and participants would authorize beneficial owners owning through these participants to give this notice or take this action or would otherwise act upon the instructions of beneficial owners owning through them.

Principal of and any premium and interest on a global security will be payable in the manner described in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets

As provided in the indenture, we may, without the consent of holders of the debt securities, consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (the “survivor”), so long as:

•	the survivor is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of any United States jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing under the indenture; and

•	certain other conditions regarding delivery of an officers’ certificate and opinion of counsel are met. (Section 801)

Limitation on Liens

The indenture provides that while the debt securities issued under it or the related coupons remain outstanding, Newell will not, and will not permit any of its subsidiaries to, create, incur, assume or suffer to exist any lien of any kind upon any of its or their property or assets, now owned or hereafter acquired, without directly securing all of the debt securities equally and ratably with the obligation or liability secured by the lien, except for:

(1)  liens existing as of the date of the indenture;

(2)  liens, including sale and lease-back transactions, on any property acquired, constructed or improved after the date of the indenture, which are created or assumed contemporaneously with, or within 180 days after, the acquisition or completion of this construction or improvement, or within six months thereafter by a commitment for financing arranged with a lender or investor within the 180-day period, to secure or provide for the payment of all or a portion of the purchase price of the property or the cost of the construction or improvement incurred after the date of the indenture (or before the date of the indenture in the case of any construction or improvement which is at least 40% completed at the date of the indenture) or, in addition to liens contemplated by clauses (3) and (4) below, liens on any property existing at the time of acquisition of the property including acquisition through merger or consolidation; provided, that any lien (other than a sale and lease-back transaction meeting the requirements of this clause) does not apply to any property theretofore owned by Newell or a subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

(3)  liens existing on any property of a person at the time the person is merged with or into, or consolidates with, Newell or a subsidiary;

(4)  liens on any property of a person (including, without limitation, shares of stock or debt securities) or its subsidiaries existing at the time the person becomes a subsidiary, is otherwise acquired by Newell or a subsidiary or becomes a successor to Newell under Section 802 of the indenture;

(5)  liens to secure an obligation or liability of a subsidiary to Newell or to another subsidiary;

(6)  liens in favor of the United States of America or any state, or any department, agency or instrumentality or political subdivision of the United States of America or any state, to secure partial progress, advance or other payments under any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to the liens;

(7)  liens to secure tax-exempt private activity bonds under the Internal Revenue Code of 1986, as amended;

(8)  liens arising out of or in connection with a sale and lease-back transaction if the net proceeds of the sale and lease-back transaction are at least equal to the fair value, as determined by the board of directors, the chairman of the board, the vice chairman of the board, the president or the principal financial officer of Newell, of the property subject to the sale and lease-back transaction;

(9)  liens for the sole purpose of extending, renewing or replacing in whole or in part indebtedness secured by any lien referred to in the foregoing clauses (1) to (8), inclusive, or in this clause (9); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement, and that this extension, renewal or replacement shall be limited to all or a part of the property which secured the lien so extended, renewed or replaced plus improvements on the property;

(10)  liens arising out of or in connection with a sale and lease-back transaction in which the net proceeds of the sale and lease-back transaction are less than the fair value, as determined by the board of directors, the chairman of the board, the vice chairman of the board, the president or the principal financial officer of Newell, of the property subject to the sale and lease-back transaction if Newell provides in a board resolution that it shall, and if Newell covenants that it will, within 180 days of the effective date of any arrangement or, in the case of (C) below, within six months thereafter under a firm purchase commitment entered into within the 180-day period, apply an amount equal to the fair market value as so determined of the property:

(A)  to the redemption of debt securities of any series which are, by their terms, at the time redeemable or the purchase and retirement of debt securities, if permitted;

(B)  to the payment or other retirement of funded debt, as defined below, incurred or assumed by Newell which ranks senior to or pari passu with the debt securities or of funded debt incurred or assumed by any subsidiary other than, in either case, funded debt owned by Newell or any subsidiary; or

(C)  to the purchase of property other than the property involved in the sale;

(11)  liens on (x) accounts receivable and related general intangibles and instruments arising out of or in connection with a sale or transfer by Newell or the subsidiary of the accounts receivable and (y) any or all of the assets of a special purpose subsidiary that has purchased such accounts receivable (and related general intangibles and instruments) securing indebtedness of such special purpose subsidiary;

(12)  permitted liens; and

(13)  liens other than those referred to in clauses (1) through (12) above which are created, incurred or assumed after the date of the indenture, including those in connection with purchase money mortgages and sale and lease-back transactions, provided that the aggregate amount of indebtedness secured by the liens, or, in the case of sale and lease-back transactions, the value of the sale and lease-back transactions, referred to in this clause (13), does not exceed 15% of consolidated total assets. (Section 1007)

The term “consolidated total assets” means the total of all the assets appearing on the consolidated balance sheet of Newell and its subsidiaries determined according to generally accepted accounting principles applicable to the type of business in which Newell and the subsidiaries are engaged, and may be determined as of a date not more than 60 days before the happening of the event for which the determination is being made. (Section 101)

The term “funded debt” means any indebtedness which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 12 months after the date of the creation of the indebtedness. (Section 101)

The term “lien” means, as to any person, any mortgage, lien, collateral assignment, pledge, charge, security interest or other encumbrance in respect of or on, or any interest or title of any vendor, lessor, lender or other secured party to or of the person under any conditional sale or other title retention agreement, purchase money mortgage or sale and lease-back transaction with respect to, any property or asset (including without limitation income and rights thereto) of the person (including without limitation capital stock of any subsidiary of the person), or the signing by the person and filing of a financing statement which names the person as debtor, or the signing by the person of any security agreement agreeing to file, or authorizing any other party as the secured party thereunder to file, any financing statement. (Section 101)

The term “permitted liens” means:

•	mechanics, materialmen, landlords, warehousemen and carriers liens and other similar liens imposed by law securing obligations incurred in the ordinary course of business which are not past due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

•	liens under workmen’s compensation, unemployment insurance, social security or similar legislation;

•	liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or similar obligations arising in the ordinary course of business;

•	judgment and other similar liens arising in connection with court proceedings, provided the execution or other enforcement of the liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; and

•	easements, rights of way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by Newell or any subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto. (Section 101)

The term “sale and lease-back transaction” means, with respect to any person, any direct or indirect arrangement with any other person or to which any other person is a party, providing for the leasing to the first person of any property, whether now owned or hereafter acquired (except for temporary leases for a term, including any renewal of the leases, of not more than three years and except for leases between Newell and a subsidiary or between subsidiaries), which has been or is to be sold or transferred by the first person to the other person or to any person to whom funds have been or are to be advanced by the other person on the security of the property. (Section 101)

The term “subsidiary” means any corporation of which at the time of determination Newell or one or more subsidiaries owns or controls directly or indirectly more than 50% of the shares of voting stock. (Section 101)

The term “value” means, with respect to a sale and lease-back transaction, as of any particular time, the amount equal to the greater of:

(a)  the net proceeds from the sale or transfer of the property leased under the sale and lease-back transaction or

(b)  the fair value in the opinion of the board of directors, the chairman of the board, the vice chairman of the board, the president or the principal financial officer of Newell of the property at the time of entering into the sale and lease-back transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard to any renewal or extension options contained in the lease. (Section 101)

The term “voting stock” means stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the corporation. (Section 101)

Events of Default

An “event of default” regarding any series of debt securities is any one of the following events:

•	default for 30 days in the payment of any interest installment when due and payable;

•	default in the payment of principal or premium (if any) when due at its stated maturity, by declaration, when called for redemption or otherwise;

•	default in the making of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or in the indenture (other than a default in the performance of a covenant which is specifically dealt with elsewhere in these bullets or which is solely for the benefit of one or more other series of debt securities) for 60 days after notice to Newell by the trustee or to Newell and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series;

•	certain events of bankruptcy, insolvency and reorganization of Newell or one of its principal subsidiaries;

•	an event of default (as defined in any mortgage, indenture or instrument under which there is issued, or by which there is secured or evidenced, any indebtedness of Newell or any principal subsidiary for money borrowed) that results in such indebtedness in principal amount in excess of $75,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, which such acceleration is not rescinded or annulled, nor such indebtedness discharged, within a period of 30 days after notice to Newell by the trustee or to Newell and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series; and

•	any other event of default provided with respect to that series of debt securities. (Section 501)

The term “principal subsidiary” means, as of any date of determination thereof, any subsidiary the consolidated net revenues of which for the twelve-month period ending on the last day of the month then most recently ended exceed 10% of our consolidated net revenues for such period, determined on a pro forma basis after giving effect to any acquisition or disposition of a subsidiary or a business effected on or prior to the determination date and after the beginning of such twelve-month period (including acquisitions and dispositions accomplished through a purchase or sale of assets or through a merger or consolidation). (Section 101)

We are required to file every year with the trustee an officers’ certificate stating whether any default exists and specifying any default that exists. (Section 1004)

Acceleration of Maturity

If an event of default occurs and is continuing with respect to debt securities of a particular series (other than an event of default relating to certain events of bankruptcy, insolvency and reorganization), the trustee or the holders of not less than 25% in principal amount of outstanding debt securities of that series may declare the principal amount of the debt securities of that series (or that portion of the principal amount as may be specified in the terms of that series) due and payable immediately by notice to Newell (and to the trustee, if given by the holders). If an event of default relating to certain events of bankruptcy, insolvency and reorganization occurs and is continuing, the principal amount of the debt securities of that series (or that portion of the principal amount as may be specified in the terms of that series) shall become and be immediately due and payable without any declaration or other action on the part of the trustee or any holder. (Section 502)

At any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee therefor, the holders of a majority in principal amount of the outstanding debt securities of that series by written notice to Newell and the trustee may rescind and annul the declaration and its consequences if:

•	Newell has paid or deposited with the trustee a sum sufficient to pay in the currency in which the debt securities of the series are payable, except as otherwise specified in the indenture:

•	all overdue interest on all outstanding debt securities of that series and any related coupons,

•	all unpaid principal of and premium, if any, on any of the debt securities which has become due otherwise than by the declaration of acceleration, and interest on the unpaid principal at the rate or rates prescribed therefor in the debt securities,

•	to the extent lawful, interest on overdue interest at the rate or rates prescribed therefor in the debt securities, and

•	all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default with respect to debt securities of that series, other than the non-payment of amounts of principal, interest or any premium on the debt securities which have become due solely by the declaration of acceleration, have been cured or waived. (Section 502)

No rescission shall affect any subsequent default or impair any right consequent thereon.

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of the series, waive any past default under the indenture with respect to the series and its consequences, except a default:

•	in the payment of the principal of or premium, if any, or interest on any debt security of the series or any related coupon, or

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected thereby. (Section 513)

The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of the series, unless the holders shall have offered to the trustee indemnity and security reasonably acceptable to the trustee in its sole discretion against the costs, expenses and liabilities that might be incurred by it in compliance with the request. (Section 603)

The holders of a majority in principal amount of the outstanding debt securities of the series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. The trustee may refuse to follow directions in conflict with law or the indenture or that may involve the trustee in personal liability or may be unjustly prejudicial to the other, non-directing holders. (Section 512)

Modification or Waiver

The indenture allows Newell and the trustee, without the consent of any holders of debt securities, to enter into supplemental indentures for various purposes, including:

•	evidencing the succession of another entity to us and the assumption of our covenants and obligations under the debt securities and the indenture by this successor,

•	adding to Newell’s covenants for the benefit of the holders,

•	adding additional events of default for the benefit of the holders,

•	establishing the form or terms of any series of debt securities issued under the supplemental indentures or curing ambiguities or inconsistencies in the indenture, and

•	making other provisions that do not adversely affect the interests of the holders of any series of debt securities in any material respect. (Section 901)

The indenture allows Newell and the trustee, with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of any affected series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the debt securities of the series. (Section 902) Without the consent of the holders of all the outstanding debt securities affected thereby, no supplemental indenture may:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of, any debt security;

•	reduce the amount of the principal of any original issue discount security or indexed security that would be due and payable upon acceleration of the maturity of the debt security;

•	change the redemption provisions of any debt security in a manner adverse to the interests of holders of such security;

•	change any place of payment where, or the currency, currencies or currency unit or units in which, any debt security or any premium or interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the debt security or, in the case of redemption, on or after the redemption date;

•	affect adversely the right of repayment at the option of the holder of any debt security of the series;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for a supplemental indenture, or the consent of whose holders is required for any waiver of compliance with various provisions of the indenture or various defaults thereunder and their consequences provided for in the indenture; or

•	modify any of the foregoing described provisions. (Section 902)

Meetings

The indenture contains provisions for convening meetings of the holders of debt securities of any series for any action to be made, given or taken by holders of debt securities. The trustee, Newell, and the holders of at least 10% in principal amount of the outstanding debt securities of a series may call a meeting, in each case after notice to holders of that series has been properly given. (Section 1502)

Persons entitled to vote a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting of holders of debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series that has been properly held under the provisions of the indenture will bind all holders of debt securities of that series and related coupons. (Section 1504)

Financial Information

Newell will file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents required to be filed with the Securities and Exchange Commission by Section 13(a) or 15(d) of the Exchange Act, and will also file with the trustee copies of these reports and documents within 15 days after it is required to file them with the Securities and Exchange Commission. (Section 703)

Defeasance

The indenture includes provisions allowing us to be discharged from our obligation on the debt securities of any series. (Section 1401) To be discharged from our obligations on the debt securities, we would be required to deposit with the trustee or another trustee money or U.S. government obligations sufficient to make all principal, premium (if any) and interest payments on those debt securities. (Section 1404) If we make this defeasance deposit with respect to your debt securities, we may elect either:

•	to be discharged from all of our obligations on your debt securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (Section 1402); or

•	to be released from restrictions relating to liens and sale-leaseback transactions and from other covenants as may be described in the prospectus supplement relating to such debt securities. (Section 1403)

To establish the trust, Newell must deliver to the trustee an opinion of our counsel that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount, and in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Section 1404) There may be additional provisions relating to defeasance which we will describe in the applicable prospectus supplement.

The Trustee

U.S. Bank National Association (“U.S. Bank”) is the trustee under the indenture. U.S. Bank is a lender under our revolving credit facility. We maintain other banking arrangements with U.S. Bank, and U.S. Bank and its affiliates may perform additional banking services for, or transact other banking business with, Newell in the future.

Subject to the provisions of the Trust Indenture Act of 1939, the trustee may be deemed to have a conflicting interest for purposes of the Trust Indenture Act of 1939 and may be required to resign as trustee if:

•	there is an event of default under the indenture; and

•	one or more of the following occurs:

•	the trustee is a trustee for another indenture under which our securities are outstanding;

•	the trustee is a trustee for more than one outstanding series of debt securities under a single indenture;

•	the trustee is one of our creditors; or

•	the trustee or one of its affiliates acts as an underwriter or agent for us.

Newell may appoint an alternative trustee for any series of debt securities. The appointment of an alternative trustee would be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities are by their terms to be governed by and their provisions construed under the internal laws of the State of New York. (Section 112)

Miscellaneous

Newell has the right at all times to assign any of its respective rights or obligations under the indenture to a direct or indirect wholly-owned subsidiary of Newell; provided, that, in the event of any assignment, Newell will remain liable for all of its respective obligations. (Section 803) The indenture is binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. (Section 109)

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 800,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of January 31, 2014, there were 278,859,127 million shares of common stock (net of treasury shares) and no shares of preferred stock outstanding. The outstanding shares of common stock are listed on the New York Stock Exchange.

Common Stock

Voting.    Holders of common stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of common stock entitled to one vote.

Dividends.    Holders of the common stock are entitled to receive the dividends that may be declared from time to time by the board of directors out of funds legally available therefor. The rights of holders of common stock to receive dividends are subject to the prior rights of holders of any issued and outstanding preferred stock that may be issued in the future.

Other Provisions.    Upon liquidation (whether voluntary or involuntary) or a reduction in Newell’s capital which results in any distribution of assets to stockholders, the holders of the common stock are entitled to receive, pro rata according to the number of shares held by each, all of the assets of Newell remaining for distribution after payment to creditors and the holders of any issued and outstanding preferred stock of the full preferential amounts to which they are entitled. The common stock has no preemptive or other subscription rights and there are no other conversion rights or redemption provisions with respect to the shares.

Transfer Agent and Registrar.    The transfer agent and registrar for our common stock is Computershare Investor Services.

Preferred Stock

Our board of directors may issue, without further authorization from our stockholders, up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may determine at the time of creating each series:

•	dividend rights and rates;

•	voting and conversion rights;

•	redemption provisions;

•	liquidation preferences; and

•	other relative, participating, optional or other special rights, qualifications, limitations or restrictions of the series.

We will describe in a prospectus supplement relating to any series of preferred stock being offered the terms of the preferred stock, which may include:

•	the maximum number of shares to constitute the series;

•	any annual dividend rate on the shares, whether the rate is fixed or variable or both, the date or dates from which dividends will accrue, the dates on which dividends, if declared, will be paid, whether the dividends will be cumulative and any dividend preference;

•	whether the shares will be redeemable and, if so, the price at and the terms and conditions on which the shares may be redeemed;

•	any liquidation preference applicable to the shares;

•	the terms of any sinking fund;

•	any terms and conditions on which the shares of the series shall be convertible into, or exchangeable for, shares of any other capital stock;

•	any voting rights of the shares of the series; and

•	any other preferences or special rights or limitations on the shares of the series.

Provisions With Possible Anti-Takeover Effects

Newell’s restated certificate of incorporation and by-laws contain provisions which may be viewed as having an anti-takeover effect. The restated certificate of incorporation and the by-laws contain provisions that may reduce surprise and disruptive tactics at stockholders’ meetings. The restated certificate of incorporation provides that no action may be taken by stockholders except at an annual meeting or special meeting, and does not permit stockholders to directly call a special meeting of stockholders. A stockholder must give written notice to Newell of an intention to nominate a director for election at an annual meeting 90 days before the anniversary date of the immediately preceding annual meeting. Each of these provisions tends to make a change of control of the board of directors more difficult and time consuming.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula stated in the stock purchase contracts.

The stock purchase contracts may be issued separately or as part of units that we call “stock purchase units.” Stock purchase units consist of a stock purchase contract and either our debt securities or U.S. treasury securities securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will only be a summary, and you should read the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters,

•	through agents,

•	directly to a limited number of institutional purchasers or to a single purchaser, or

•	any combination of these.

The prospectus supplement will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If dealers are used in the sale, we will sell the securities to the dealers as principals. The dealers may resell the securities to the public at prices determined by the dealers at the time of the resale.

We may sell securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent, will be described in the prospectus supplement.

The names of the underwriters, dealers or agents, as the case may be, and the terms of the transaction will be set forth in the applicable prospectus supplement.

Agents, dealers and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make relating to those liabilities. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Our common stock will be approved for listing upon notice of issuance on the New York Stock Exchange. Other securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the securities.

LEGAL MATTERS

Legal matters in connection with the securities will be passed upon for Newell by Schiff Hardin LLP, Chicago, Illinois and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Newell Rubbermaid Inc. appearing in Newell Rubbermaid Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including the schedule appearing therein), and the effectiveness of Newell Rubbermaid Inc.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements (including the schedule appearing therein) are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.